CODE OF CONDUCT

The Company1 is committed to conducting its business in accordance with high ethical standards and in a manner that complies with the laws, regulations, and other sources of authority that govern our organization. The Company expects all Employees to comply with Applicable Law and the Company’s Code of Conduct and Policies and Standards. The Company also expects non-compliance to be reported and remediated.

The Code contains the rules and guidelines that apply to all Employees. The Code reflects the values for fostering a culture of integrity, citizenship and what we consider to be best practices when dealing with clients, colleagues, regulators, and other stakeholders. The Code is not a substitute for sound judgment. In line with our mission statement, we must always:
•be open, honest, and transparent in everything we do;
•make the right decisions for ourselves and our stakeholders; and
•recognize the importance of contributing to our communities.
SCOPE
The Code applies to all Employees, managers, directors and independent consultants with which the Company conducts business. All Policies, Standards and Procedures must align with the Code.

Consultants, agents, and other third-party workers retained by our Company are expected to adhere to this Code, the Third Party Code of Conduct and other Company Policies, Standards and Procedures in the course of their work on behalf of the Company.
REQUIREMENTS AND APPLICABLE LAW
The Code is supplemented by and must be read in conjunction with Company Policies, Standards and Procedures.

The requirements in the Code are in addition and subject to Applicable Law. If Applicable Law conflicts with the requirements of the Code, then Applicable Law must be complied with.

1 All capitalized terms used within this Code of Conduct shall have the meaning attributed thereto in the Company’s Glossary.

REPORTING AN ISSUE
All Employees are responsible for complying with this Code. You have a responsibility to report any suspected violations of this Code. A suspected violation could be a situation that you observe or a situation that is brought to your attention by someone else.

You may elect to remain anonymous by making your concerns known via the Compliance Hotline. If you choose to make an anonymous submission, you are encouraged to give as much detail as possible so that we will have the information necessary to carry out an investigation. We will treat any non-anonymous complaint received confidentially in accordance with our policies for reporting other violations under the Code. In the event you, as a manager, receive a report of a concern, it is your responsibility to submit that concern to the Legal and Compliance.

Suspected violations must be reported promptly to at least one of the following:

•Legal and Compliance – legalcompliance@fortitude-re.com (communications are confidential).

•The anonymous compliance online report - fortitude-re.ethicspoint.com (communications are anonymous).

•The anonymous whistleblower hotline - (844) 905-2965 (communications are anonymous).

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Introduction
Delivering on our commitments is vitally important to our regulators, investors, Employees, clients, and the communities in which do business. Personal and organizational integrity is critical to delivering on these commitments. Each of us is responsible for the integrity of the Company, and each of us must be committed to do the right thing and protect the Company’s reputation. Those in management positions have a special responsibility to demonstrate high ethical standards and facilitate an environment that promotes sustained ethical behavior.

The Code is intended to assist us in making the right choices. It applies to everyone in the Company and everything we do. However, the Code does not specifically address every situation you will encounter. The spirit of the Code should guide you and you should ask for guidance help whenever you are in doubt.

Remember, the accomplishment and fulfillment of the Company’s commitments to all those we serve is dependent on each of us applying high ethical standards to whatever we do for the Company.
To Whom Does the Code Apply?
The Code memorializes our key principles for conducting business on behalf of all Fortitude Re companies:

•Our fellow Employees trust us to value and respect them.
•Our clients and business partners trust our integrity.
•Our investors trust our stewardship.
•Communities in which we do business rely on us to be responsible corporate citizens.
The Code is organized by the commitments we deliver to each of these groups.
A Statement of Our Ethical Principles
•We will deal fairly and honestly and treat each other as we would expect to be treated.
•We will trust and respect each other and maintain an environment where people may raise questions or concerns without fear.
•We will not pursue any business opportunity in violation of the law or these principles.
A Statement of Our Principles of Ethical Market Conduct
We also adopt the following principles of ethical market conduct:

•We will conduct business according to high standards of honesty and integrity.
•We will engage in active and fair competition.
•We will provide advertising and marketing materials that are clear as to purpose and honest and fair as to content.
•We will maintain a system of supervision and review that is designed to achieve compliance with these principles of ethical market conduct.

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Obtaining Guidance about Ethical Concerns
We all share a responsibility for the Company’s integrity and reputation. It may take courage to raise an ethical issue; however, our Company expects this of you and considers it an important responsibility of yours, and our management will support you in carrying out this responsibility.

If you have an ethical concern, the best thing to do is to discuss it with your manager or any other appropriate person in the Company. The doors of the Legal and Compliance and Human Resources are always open to you.
Exceptions
No set of guidelines, including this Code, can cover all the situations you may encounter, and there may be situations in which exceptions are appropriate. If you encounter a situation where the application of the Code seems inappropriate, talk to your manager, Legal and Compliance or Human Resources about it.
Compliance and Speaking Up
Compliance with the Code
Compliance with this Code is essential. You are responsible for understanding and complying with these requirements.
Individual Judgment and Questions to Ask Yourself
Each of us is expected to:

•Understand and act in accordance with this Code, the Company’s Policies and Standards, and applicable laws and regulations.
•Seek guidance from management or Legal and Compliance when you have questions or concerns.
•Promptly report concerns about suspected violations of this Code or applicable laws and regulations to Legal and Compliance.
•Participate in training to keep up-to-date on current standards and expectations.
•Fully cooperate with any internal investigations.

No reason, including the desire to reach business goals, can ever be an excuse for violating this Code, the Company’s Policies and Standards, or any laws or regulations.

While this Code provides you with general guidance, you ultimately must exercise your own judgment in how you conduct yourself. As you consider a situation, ask yourself these questions:

•Is my action consistent with the Company's values?
•Is my action consistent with approved Company practices?

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•Does my action avoid any appearance of conflict of interest or impropriety?
•Are my actions appropriate and honest?
•Can I in good conscience defend my action to my supervisor, to other Employees, and to the general public?
•Is my action the “right thing” to do?
•Would I want to read about my action on the front page of the newspaper?

If the answer to any of these questions is “no,” you should reconsider your course of action or seek guidance before you act. If something would appear unethical or improper to a reasonable person, it probably is.
Additional Responsibilities for Managers
Each manager is expected to fulfill the following additional responsibilities:

•Serve as a role model by demonstrating high ethical standards and creating and sustaining a culture of trust, honesty, integrity, and respect.
•Be a resource for Employees. Ensure that they are aware of, understand, and know how to apply this Code, the Company Policies and Standards, and applicable laws and regulations to their daily work.
•Make yourself available to Employees to entertain any issues, complaints, or grievances in a safe and secure environment. Ensure any such matters are addressed in a fair and timely manner.
•Seek assistance from Legal and Compliance or Human Resources when unsure of an appropriate response to any given situation.
•Be proactive. Take responsible actions to identify and prevent misconduct. Report situations that might impact the ability of Employees to act ethically on behalf of the Company.
Non-Retaliation Policy
The Company prohibits retaliation against any Employee for making a good faith report of an actual or suspected violation of this Code, other Company Policies and Standards, or applicable laws or regulations.

The Company will review and investigate reported items as appropriate.

After reporting a suspected violation, an Employee is expected to cooperate with any subsequent review or investigation. In most cases, that means that the Employee will respond promptly to requests of personnel that are investigating the issue. The reporting Employee should not expect or consider himself or herself to be a part of the investigative team. The Company will determine the appropriate method for carrying out any investigation.
Penalty for Violations
Those who violate the standards in this Code will be subject to Corrective Action up to and including termination of employment.

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Waivers of the Code of Conduct
From time to time, the Company may amend or waive certain provisions of this Code. Any Employee who believes that a waiver may be appropriate should contact Legal and Compliance. Absent any such waiver or modification, compliance with the Code is required.
Conducting the Company’s Business
Business Relationships
In conducting the Company’s business, we deal with a variety of people and organizations, including other employees, clients, suppliers, competitors, community representatives, and the investment community.

•Our relationships are business relationships and should be based on our Company's long-term business interests. While we may develop friendships or other relationships with those with whom we deal, our dealings with others should reflect our Company's best interests.
•Our business relationships should be based on honesty and fairness.
•We want long-term, mutually beneficial business relationships, and trustworthiness is essential to establish and keep them.
•We will be truthful. If there is a mistake or misunderstanding, we will promptly correct it.
•We will be fair. If there is a conflict of interest or improper influence, we must address it.
Disparagement
No one should ever make false, misleading or disparaging remarks about individuals or organizations or their products and services.

•Do not disparage our competitors or their products or employees.
•If you make comparisons between our products and those of a competitor, they should be relevant, accurate, factual and up-to-date.
Dealing with Each Other
Treating others with respect means that we do not discriminate on the basis of age, ethnicity, gender, gender identity or expression, language differences, nationality or national origin, family or marital status, physical, mental and development abilities, race, religion or belief, sexual orientation, skin color, social or economic class, education, work and behavioral styles, political affiliation, military service, or any other characteristics that may make our Employees unique. Respect also means valuing others’ differences. We respect others’ opinions and should not treat others in a disparaging, harassing, peer pressuring or threatening manner.

•We are committed to providing opportunity to our Employees; we will employ and promote those Employees who are best qualified for the job based on performance and characteristics that are relevant to job performance.

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•We will listen carefully, value the opinions and experience of Employees, and respect their diverse backgrounds, cultures, religions, experiences and beliefs.
•We will provide protection to all Employees or applicants for employment against sexual or other harassment.
•Applicants for employment and Employees will be evaluated for employment and promotion on a non-discriminatory basis.
No Tolerance for Harassment and Intimidation
The Company will not tolerate harassing, intimidating or bullying behavior as either a single occurrence or pattern of behavior. Bullying or intimidation can be direct or indirect, intentional or unintentional, conducted by one or more persons against another or others, at the place of work and/or in the course of employment. Bullying or intimidation can be verbal, non-verbal, online/cyber, physically, in gestures, and in exclusionary behavior.
Dealing with Clients, Vendors and Consultants
Serving clients is a focal point of our business.

•We must work with clients to understand and anticipate their needs.
•We need to respond promptly and courteously to our clients and investigate and address complaints.
•We should evaluate client satisfaction and strive to improve our quality.

Prospective vendors will have a chance to compete fairly for our business.

•We will select vendors based on high quality product, service and value.
•We want strong and dependable relationships with our vendors.

In retaining a consultant, you should ensure that an appropriate screening and onboarding process has been conducted to ensure that no conflict of interest exists, that the consultant is genuinely qualified in the business for which retained, that the compensation is reasonable for the services being performed, and that there is a written agreement outlining the statement of work and requiring the consultant to comply with all applicable laws and appropriate Company policies.

Consultants, agents, and other third-party workers may not be retained to do anything illegal or improper. You may not do anything indirectly that you may not do directly, and you may not do through a third party what you may not do yourself.
Dealing with Regulators
Our business is highly regulated. Our regulators have a responsibility to policyholders and to the extent our regulators perform their jobs well we benefit.

•We will timely respond to and cooperate with regulatory authorities. If a regulator contacts you and you are not the designated Employee responsible for dealing with that

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regulator, you should courteously assist the regulator in reaching the appropriate Employee.
•To avoid confusion, only certain Employees are authorized to represent the Company when communicating with regulators. If you are not an authorized Employee, you should refer any inquiry from a regulator to an authorized Employee. If you have questions about who is so authorized contact Legal and Compliance.
•Regulators are Government Officials. All rules regarding our interactions with Government Officials apply to regulators.
Dealing with Government
Governments have varying restrictions on interacting with Government Officials, fundraising activities, and giving gifts to Government Officials. There are also specific rules for anyone who “lobbies” Government Officials. These rules can be complex and may frequently change; accordingly, you must consult Legal and Compliance before any proposed dealings with Government Officials.
Doing Business with Any Government
To protect the public interest, governments have enacted laws and regulations that must be followed by companies that may do business with them. These laws and regulations often impose strict requirements on contractors that are significantly different and more extensive than those we encounter in our commercial contracts. In many instances, violation can result in criminal sanctions, meaning the Employee may be criminally liable as an individual.

Since these laws involve the public trust and their violation often involves criminal sanctions, it is essential that there be strict compliance with all laws and regulations – in both spirit and letter – in transacting business with the government. Any such proposed transaction with a government must be approved in advance by Legal and Compliance.
Interacting with Government Officials
Governments have varying laws covering interactions with Government Officials and their families, some of which prohibit or severely restrict the provision of gifts, such as meals, gratuities or entertainment to such individuals. While there are exceptions to some of these laws, they are generally narrowly construed. It is therefore the Company’s policy that no Employee can provide any gift or thing of value to Government Officials or their families unless an exception under the law clearly applies and is approved in advance by Legal and Compliance.

You should not directly or indirectly offer, make, or solicit inappropriate payments or contributions to try to influence any Government Official to act, fail to act or give an advantage over another person or business. If a gift is meant to corruptly influence or bribe a Government Official, it is always prohibited and there is no exception. This includes Government Officials, political parties, party officials, candidates, legislators, and regulators.

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If you are lobbying, or you are a lobbyist, there are many requirements and restrictions which apply to both you and the Company. As a result, it is the policy of the Company that only certain people may engage in lobbying on behalf of the Company. Definitions vary among jurisdictions, but “lobbying” generally is the practice of promoting, opposing, or influencing legislation, regulation, or official action at any level of government. If you have questions whether certain activity might be lobbying, please contact Legal and Compliance.

If you anticipate interacting with a Government Official, governmental body (including regulators), government-related entity (e.g. water authority, public hospital) or a lobbyist, it is your responsibility to consult with Legal and Compliance to understand and follow applicable law.
Political Contributions, Political Fundraising and Political Activity at Work
Company resources shall not be used to support political parties, political causes or candidates.

•Individual Employees are welcome to support any political party, political committee, political cause, or candidate that they wish, but they must do so on their own time and may not use Company resources. Employees should ensure there is no suggestion in these activities that the Company is supporting a candidate, political cause, or party.

•Employees may be allowed to serve as Government Officials under certain circumstances, with prior management approval. If approved to serve in such a role, it is imperative that you disclose this fact to Legal and Compliance and become familiar with all relevant ethics law restrictions, and recuse yourself from any activity that may overlap with the Company’s interests.

•Employees seeking public office by election or appointment, including incumbents, should notify Legal and Compliance of their intention prior to qualifying as a candidate for elective office or accepting an appointment. Prior management approval must be obtained to determine whether running for or holding public office will interfere with the Employee’s job, be contrary to the Company’s interests, cause a conflict of interest or the perception thereof, or violate any laws or regulations.

•No Employee may seek election for or accept appointment to any regulatory board, commission, or other body that directly regulates the Company.

•If a planned contribution, whether traditional or in-kind, could in any way be perceived as involving Company funds, property or services, Legal and Compliance must be consulted.
Dealing with Auditors
Our business is heavily dependent on the accuracy of our financial and accounting information. You may not take any action to influence, coerce or manipulate the Company’s

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independent auditors or accountants for the purpose of rendering the financial statements of the Company misleading.
Dealing with News Media, Investors or the Public
Contact with news media and the investment community, and any public discussion of Company business and products, should only be made through one of the Company's authorized spokespersons, as approved by Legal and Compliance.

If you are questioned by news reporters or investment analysts, you should refer them to Legal and Compliance. Failure to do this can cause tremendous harm to the Company and spread misinformation. We must exercise particular care when considering release of information of a sensitive or material nature.
Dealing with Adverse Parties
We are committed to conducting our business with honesty and integrity. That commitment also extends to situations in which we find ourselves in an adversarial relationship with another party, such as a lawsuit or other dispute. If you receive a communication (including but not limited to a subpoena or request for information) from an external party relating to an adversarial situation, you should promptly refer the matter to Legal and/or Compliance. It is important that communications in these situations be handled only by those authorized to communicate on behalf of the Company. For example, if an attorney who does not represent the Company contacts you about something other than an ordinary, non-adversarial matter, you should immediately (before communicating with that attorney) contact Legal and Compliance for instructions.
Complying with Laws
In General
The Company intends to conduct its business in a way that not only conforms to the letter of the law, but also promotes the spirit of fairness and honesty underlying the laws.

•Every Employee has the responsibility to become familiar with and comply with the Applicable Laws that govern his or her area of responsibility. Ignorance of Applicable Laws is not an excuse for noncompliance.
•If you have questions about the meaning or application of any law or regulation, you should consult with and be guided by the advice of the Legal and Compliance. Decisions regarding the application of laws and regulations should not be made without that advice.
•You may not take any action that you know or that Legal and Compliance has advised would violate any law or regulation.
Anti-Corruption and Bribery
We must never use improper means to influence another’s business judgment. No Employee may provide bribes or other improper benefits to another person in order to obtain or retain

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business or unfair advantage in any business interaction. Payments or promises to pay something of value must never be made to a government official.

The Company will not tolerate bribery or corruption in any form. Employees and any third party acting on the Company’s behalf or at its direction are prohibited from directly or indirectly making or receiving a bribe or improper payment to or for the benefit of any Government Official or other person. If an Employee becomes aware of a situation involving prohibited conduct, he/she must immediately notify Legal and Compliance.

Anti-corruption laws also prohibit the creation of inaccurate or false books and records and they require companies to develop and maintain adequate controls regarding corporate assets and accounting. All Employees are required to comply with applicable anti-corruption laws.
Antitrust Laws
The goals of antitrust laws are to promote vigorous competition among businesses and prohibit conduct that reduces competition. Violations of the antitrust laws can lead to criminal penalties and jail time for individuals, substantial fines and large damages for the Company, and significant costs and disruption to the business even in cases where ultimately no violation is found to have occurred.

Antitrust laws are intended to preserve competition by prohibiting actions that could unreasonably restrain the functioning of a free and competitive marketplace.

•Any agreement that could limit competition in a specific market may be a violation of these laws and must be reviewed by the Legal and Compliance.

•Because verbal exchanges can be viewed as an agreement, you need to exercise caution whenever you meet with competitors.

•Keep your discussions to the business purpose of the meeting.

•Avoid discussions with competitors related to market share, projected sales for any specific product or service, revenues and expenses, production schedules, inventories, unannounced products and services, pricing strategies, marketing and, of course, any confidential, private or proprietary Company information.

•You should not discuss with a competitor whether the Company or the competitor intends to enter or withdraw from a specific market.

These guidelines also apply to informal contacts you may have with competitors, including those meetings of professional organizations or industry trade groups.

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Each of the following may be a violation of the antitrust laws. In many instances, violators are subject to criminal penalties. Before engaging in any discussions with a competitor concerning the following, you must review the matter with Legal and Compliance:

•Prices or rates (price fixing)
•Bid Rigging
•Allocation of markets or clients
•Limitations on output, production or quality
•Boycott of suppliers
•Intentions or motivations concerning entering or withdrawing from a market.

These kinds of agreements among competitors potentially eliminate independent decision-making on prices, output, terms and conditions, quality or other aspects of competition, are almost always illegal, and may be subject to criminal penalties. As such, Employees should avoid even discussing with competitors, including agents or brokers acting on behalf of competitors, topics such as prices, premiums or other financial terms and conditions, and allocation of clients or territories or bids.

Furthermore, any meeting or discussion with a competitor carries the risk that it will be viewed as a possible antitrust violation. Accordingly, Employees should avoid all meetings and discussions with employees or representatives of a competitor unless there is a legitimate business purpose. Though not necessarily unlawful, the following activities raise antitrust risks and thus require approval by Legal and Compliance:

•Participating in Benchmarking Studies or meetings;
•Actively participating in panel discussions or presentations where competitors may also attend or be presenters; and
•Participating in other collaborations such as information exchanges.

Legal and Compliance may pre-approve certain categories of meetings or discussions that are routine in legitimate competitive circumstances in a given line of business. However, any meeting or telephone conversation with a competitor, including those routine meetings or discussions that have been pre-approved, should be conducted under a preset agenda or similar understanding of the topics to be discussed

If the discussion with a competitor turns to prohibited topics the Employee must leave the meeting, and must not discuss or reach any agreement or understanding on inappropriate topics. The Employee shall promptly report such incident to Legal and Compliance and, if requested by Legal and Compliance, shall prepare a written report of the incident.
Economic Sanctions
Economic sanctions are tools of foreign policy used by governments (such as the United States, Bermuda, the United Kingdom and the European Union) and quasi-government

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organizations (such as the United Nations) and are designed to change a party’s behavior by restricting trade with that party and/or depriving the party of access to its assets. Sanctions laws and regulations vary widely in their scope and may change from time-to-time in reaction to world events. Non-compliance - or even the appearance of non-compliance - may place the Company at serious legal, financial, and reputational risk and may result in substantial criminal and civil sanctions for both the Company and its Employees. Penalties may be imposed regardless of whether the person that engaged in the transaction knew that the activity violated sanctions rules, and whether there was intent to violate those rules.

For information on the targeted countries, entities and/or individuals of the economic sanctions requirements imposed by applicable jurisdictions, including the United States and Bermuda, please refer to our Compliance Policy and the Economic Sanctions Standard.

Employees should ask questions, raise concerns, and/or report instances of non-compliance to Legal and Compliance.
Prevention of Fraud
Every Employee has an obligation to act to detect, deter and prevent fraud. Fraud could involve employees, consultants, vendors, or any other party engaged in a business with the Company. If you discover facts that may indicate fraudulent activity, you must report it promptly to Legal and Compliance.

The definition of “fraud” encompasses a broad range of conduct involving intentional deception. Some examples areas of fraud are:

•Misleading financial statements or other accounting-related matters;
•Misappropriation of Company or client assets; and
•Other actions by Employees or third parties (e.g., consultants, vendors, registered representatives, or contractors) that derive an unauthorized personal or financial benefit to the detriment of the Company.

Any Employee who knows of or suspects any fraudulent activity must promptly report such activity to Legal and Compliance. The Employee must not conduct his or her own investigation, without prior consultation and coordination with the handling area, nor discuss his or her concerns directly with the parties suspected of fraudulent activity. Instead, the Employee should retain any information (physical or electronic) relating to such suspected fraud and provide it to Legal and Compliance.
When reporting suspected fraud, the following information should be included, if known:
•Employee’s name and contact information;
•Any other Employee(s) or other person(s) that may be involved;
•A brief description of the suspected or actual fraud; and

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•Initial estimated loss of exposure (if known).

Every reasonable effort will be made, consistent with law and Company policy, to maintain the confidentiality of any Employee who reports a fraud or suspected fraud in good faith.
Accounting and Auditing Matters
The integrity of our financial reports is essential, and we must comply with all financial reporting and accounting regulations applicable to the Company. If you have concerns or complaints regarding questionable accounting or auditing matters of the Company, you must submit those concerns or complaints to Legal and Compliance. The term “questionable accounting or auditing matters” includes:

•fraud or deliberate error in the preparation, evaluation, review or audit of Company financial statements;

•fraud or deliberate error in the recording and maintenance of the Company’s financial records;

•deficiencies in or noncompliance with the Company’s internal accounting controls;

•misrepresentation or false statement to or by a senior officer or accountant regarding a matter contained in the Company’s financial records, financial reports or audit reports;

•an override or attempted override of finance governance policies, standards or procedures by any level of management; or

•deviation from full and fair reporting of the Company’s financial condition.

If a report of suspected violation of the Code relates to accounting, internal accounting controls or auditing matters, the report will be provided to the Chair of the Audit Committee by the General Counsel. You may elect to remain anonymous by making your concerns known via the Compliance Hotline. If you choose to make an anonymous submission, you are encouraged to give as much detail as possible so that we will have the information necessary to carry out an investigation. We will treat any non-anonymous complaint received confidentially in accordance with our policies for reporting other violations under the Code. In the event you, as a manager, receive a report of a concern regarding questionable accounting or auditing matters, it is your responsibility to submit that concern to the Legal and Compliance.
Accurate Records, Reporting and Disclosure
Company records must reflect an accurate and verifiable record of all transactions and disposition of assets. We have internal accounting controls, including controls to limit

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transactions to those which are properly authorized and to promote both accountability for assets and reporting accuracy.

It is our responsibility to ensure that documents filed with or submitted to regulators or other public communications by the Company and its subsidiaries contain full, fair, accurate, timely and understandable disclosure.

•Information that you record and submit to another party, whether inside or outside our Company, must be accurate, timely and complete.

•Like all Company Employees, financial officers and Employees must understand and apply the rules and regulations applicable to their job duties. In the case of financial Employees, this includes all laws, rules, regulations and accounting principles involved in accounting for transactions of the Company.

Avoiding Personal Conflicts of Interest
Your Private Interests
Your position at the Company cannot be used for inappropriate personal gain or advantage to you or a member of your family. You are expected to avoid situations where your private interests or the private interests of your family members conflict with the Company’s interests.

Potential conflicts of interest should be reported to your manager for resolution. Potential conflicts of interest include business or personal relationships with clients, suppliers, agents, employees or competitors or any other person or entity with whom the Company does business. Suppliers include any person or entity that furnishes goods or services to the Company, including for example insurers, bankers, law firms, marketers, and entities from or through which the Company purchases services.

You should not have any business or financial relationship with clients, suppliers or competitors that could influence or appear to influence you in carrying out your responsibilities. This would include the ownership of stock in these companies. However, ownership of a nominal amount of stock in a publicly-owned company would not be considered a conflict unless the amount was large enough to influence you. You should discuss any questions with Legal and Compliance.

You may not market products or services that compete with ours. Nor may you work for a competitor, client or supplier as an employee, consultant or member of its board of directors without written approval of Legal and Compliance.

The Company recognizes that some Employees maintain a law, actuarial or other professional license and that they may wish to engage in private practice, consulting, and/or expert witness

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services in their free time. Employees seeking to do this work may do so only after obtaining written approval from Legal and Compliance.

If you are not sure if your situation or relationship with another organization might conflict with your job performance or our Company's interests, you must discuss it with Legal and Compliance. Most potential conflict situations are readily resolved, and you should raise your concern before engaging in the activity.

Your Role in Avoiding Conflicts
•You are required to disclose any actual or potential conflicts of interests to Legal and Compliance, and you should remove yourself from making any decisions that might be affected by the conflict.
•Avoid situations where your loyalty to the Company could be questioned because of outside interests.
•You must consistently exercise sound, independent judgment and act in the best interest of the Company.
•Never put yourself in a position where close personal or family relationships could influence decision-making or actions.
•Having your own business or other jobs is acceptable as long as these activities do not interfere with your job responsibilities or performance, and do not compete with the Company’s interests.
•When engaging in the political process or activities for personal reasons or interests, you must make it clear that your views and actions are your own and not those of the Company.

Gifts, Meals and Entertainment
Except when dealing with Government Officials or their families (see “Dealing with Government Officials”), you may receive or give customary business amenities such as meals, provided they are associated with a business purpose, reasonable in cost, appropriate as to time and place and would not give the appearance of improperly influencing the recipient. Excessive gifts and entertainment (given or received) are inherently compromising and do not belong in our business relationships.

You may not give or receive gifts, meals or entertainment to or from anyone in relation to Company business unless:

•They are of limited value, do not influence or give the appearance of influencing the recipient and cannot be viewed as a bribe, kickback or payoff.
•They do not violate any law or generally accepted ethical standard including the standards of the recipient's organization.
•They can withstand public ethical review.

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Under no circumstances may you give money to, or receive money from, a client or a supplier. You must courteously decline or return any kind of gift, favor or offer of excessive entertainment which violates these guidelines and inform the person making the offer about our policy.

With respect to non-Government Officials, all Employees are required to seek pre-approval from Legal and Compliance prior to providing or receiving gifts and entertainment to third parties in excess of $150
Corporate Opportunity
You are prohibited from taking for yourself personally opportunities that are discovered through use of Company property, information or position. You may not use Company property, information or position for improper personal gain, and you may not compete with the Company directly or indirectly. You owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.
Social Media
Social Media usage can affect the Company’s reputation. Social media, or websites and online tools that allow users to interact with each other, may lead to disclosure of the Company’s confidential or proprietary information, the transmittal of unlawfully harassing, threatening, defamatory, or discriminatory comments about the Company, its Employees and/or clients, or violate local, state or federal laws. You are obligated to use social media responsibly both at and outside of work. You must make it clear that the views expressed are yours alone; in no event should you ever give the impression that you are speaking on behalf of the Company. Any questions about the use of social media should be directed to Communications or Legal and Compliance.
Securities Laws
Applicable laws prohibit buying or selling securities based on “material non-public information” or "inside information," which is information not publicly available that could affect the price of these securities. Penalties for violations of these laws can be severe and could include significant fines and imprisonment. To mitigate this risk and avoid personal conflicts of interest, Employees are prohibited from purchasing Insurance Company Securities (as defined below). Employees that already own Insurance Company Securities are required to pre-clear all dispositions of these securities, including securities awarded as part of a prior employer’s compensation program, such as restricted stock/units, performance shares, etc. Pre-clearance approval must be obtained through Legal and Compliance and is good for the day on which it is obtained. Receiving pre-clearance approval for a specific trade does not oblige the employee to place the trade. For purposes of this Code, “Insurance Company Securities” are any equity, debt or financial derivatives of an insurance or reinsurance company.

“Material information” is defined generally as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s securities. Information that should be considered material includes,

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but is not limited to, dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation problems, antitrust charges, labor disputes, pending large commercial or government contracts, major new products or services, significant shifts in operating or financial circumstances (such as major write-offs and strikes at major plants) and extraordinary management developments (such as key personnel changes).

In addition to the above, Employees must declare any interests they have in any ultimate beneficial owner of the Company (such as The Carlyle Group or T&D Holdings Inc.) and must receive permission from Legal or Compliance prior to purchasing any equity, debt or financial derivatives in such companies.

Prohibitions on Employment in the Insurance Industry
It may be a crime for a person who has ever been convicted of a felony involving dishonesty or breach of trust to work in the business of insurance unless that person obtains the consent of the applicable department of insurance, and it may be a crime for a person who works in the business of insurance to willfully permit a person who has been convicted of a felony involving dishonesty or breach of trust to work in the business of insurance. If you have ever been convicted of a felony and have not obtained the required consent, or if you know that a fellow Employee, consultant or agent has been convicted of a felony, you must immediately report the situation to Legal and Compliance.
Alcohol and Drug Use
Using, selling, possessing or working under the influence of illegal drugs at the Company is prohibited. Excessive or inappropriate use of alcohol while conducting business for the Company is also prohibited.
Charitable Contributions
All the Company’s charitable contributions, including in-kind contributions, must be managed through appropriate channels. You may not use Company monies to make charitable contributions. In addition, any purchase of goods or services from a charitable organization for a marketing purpose must be coordinated through Legal and Compliance. All other purchases of goods or services from a charitable organization must be done on an arm’s-length basis. (For example, purchases of tickets to the symphony or advertising through a charitable organization must be coordinated through Legal and Compliance but purchases of a flu vaccine through a non-profit hospital, if done on an arm’s length basis for fair value, may be done through the Company.) All requests for charitable contributions are to be submitted to Legal and Compliance.
Appropriate Use and Safeguarding of Company Property
Each of us is responsible for protecting Company property. The Company’s property includes work product, trade secrets, technology and proprietary information as well as physical

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property (real estate, data, infrastructure, equipment, and supplies). The property and services of the Company – including third-party services and technologies that you may access due to your job role – are to be used solely for the benefit of the Company and should be used only as authorized by the Company. Managers are responsible for setting up and keeping good controls to protect the Company from loss or unauthorized or unlawful use of its property or services. Each of us is responsible for assisting in preventing waste and theft and assuring the integrity of the controls.
Confidential Information
The Company regularly develops confidential or proprietary information that is very valuable to our business. This type of information includes, but is not limited to, all information that is not generally known to the public and relates to the Company’s:

•business plans, strategies, and pricing;
•administration and product development;
•technologies;
•clients or prospective clients;
•agents or prospective agents; and
•any other information that may provide the Company a competitive advantage.

The Company also regularly receives non-public, confidential information from those with whom we do business. Examples of these types of information are the information we receive from our clients, agents, administrators, suppliers and business partners.

All of this information should be treated as the Company’s property, which we have a duty to protect. We may also be subject to laws and regulations that require us to safeguard this information, such as the laws and regulations that require us to protect client information. Additionally, we may have agreements that spell out our obligations for using and protecting the information, such as our clients’ authorizations for medical information or confidentiality agreements we have with our clients, suppliers, or other third parties.

In connection with your activities on behalf of the Company, you may have access to and become knowledgeable about information that is confidential, private or proprietary. Through the course of your employment with the Company, you may also develop or create information that is considered the Company’s confidential, private or propriety information. You must protect the confidentiality and privacy of that information.

•You may only use or disclose confidential, private or proprietary information for Company purposes; you may not use or disclose it for personal benefit or for the benefit of competing interests.

•To preserve confidentiality, you should only disclose confidential information to Employees who have a “need to know” that information for business purposes. If you

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share confidential information with an Employee, you should tell the Employee that the information is confidential. Generally, confidential information should not be disclosed to a third party unless the disclosure is covered by an express written agreement between the Company and the third party and should not be done prior to consultation with Legal and Compliance.

•You must limit your use of confidential, private or proprietary information to what is authorized by any agreement relating to the information or, if there is no express agreement, to what is impliedly authorized.

Your responsibility to keep information confidential continues after you leave employment with the Company.

None of the above statements about keeping information confidential are intended to preclude or dissuade Employees from engaging in legally protected activities, such as discussing the terms and conditions of employment or reporting any suspected violations of this Code.
Intellectual Property
There are five categories of intellectual property relevant to the Company’s business: trademarks and service marks, copyrights, domain names, patents, and trade secrets.

•Only use the Company’s intellectual property in furtherance of the Company’s objectives.

•Never disclose non-public intellectual property without approval.

•Protect the Company’s intellectual property by obtaining, or helping others obtain, patents, trademarks, service marks, or copyrights, as appropriate.

•Report any potential violations of the Company’s intellectual property by a third party to Legal and Compliance.

•Never use a previous employer’s intellectual property without permission.

•Never use or copy software or documentation, except as specified in the licensing agreement. The Company respects the limitations placed upon software by the developer or distributor.
Use of Software
One form of intellectual property we acquire is computer software. In addition to being copyrighted, computer software programs are usually subject to license agreements. These agreements restrict the Company’s use (and, therefore, your use) of the software. For example, a license may prohibit copying of the programs and restrict its use to a specified computer.

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•You should understand the limitations on the use and copying of any software. If you have questions, you should contact the Head of IT.

•You should not copy software, use it on a different computer or give it to a third party unless you have confirmed that the license agreement permits such copying or use.

•Any authorized copies shall contain the proper copyright and other required notices of the vendor.

•Downloading software using the Company’s electronic communications systems is discouraged. If you need to install a specific application on your workstation or another
Company system, please submit a request through the Head of IT.
Use of Company Systems and Devices
The Company’s systems and devices such as telephones, voice mail, email, smartphones, Intranet and Internet access (both wired and wireless), and desktop and laptop computers are intended to be used for the Company’s business. The Company recognizes that it is sometimes acceptable for Employees to use these systems or devices for lawful personal purposes. You should, however, keep such use to a minimum and remember that such use is not private.

We will respect the privacy of each of our Employees. Our work on behalf of the Company, however, is not private; it belongs to the Company. The Company reserves the right to access communications within its systems or on its devices. The Company may monitor, intercept or record communications such as telephone calls, electronic communications including email, instant messages, text messages and Intranet or Internet access as it deems necessary or appropriate to ensure client satisfaction, to improve quality, and to guard against inappropriate uses. The Company may also take steps to prevent, detect, or investigate criminal activities and/or other breaches of applicable law or regulations; as well as to prevent, detect, or investigate unauthorized use of company IT systems or data.

An Employee should not attempt to access another Employee’s communications without the other Employee’s permission or other appropriate authorization. Legal and Compliance should be consulted for guidance on the appropriate authorization for accessing Employee communications. If communications are monitored, steps should be taken to discontinue monitoring if the communications are determined to be personal, lawful and appropriate under this Code.
Client Privacy and Data Security
Clients expect us to carefully handle and safeguard Client Confidential Information, including Personal Information. Never compromise a client’s trust by disclosing this Information, other than to those with a legitimate business need for access to such information or in a manner contrary to the Company’s Policies, Standards and Procedures and contractual obligations.

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Employees who handle client information are responsible for understanding and complying with applicable data privacy and information security laws. In all cases, we must maintain appropriate physical, administrative and technical safeguards for Client Confidential Information, including Personal Information.

We must be especially vigilant in following laws, regulations and policies when sharing Personal information with other parties (even for legitimate business purposes). If you have any questions about data privacy and/or information security, consult Legal and Compliance.
Conclusion
By faithfully adhering to the Code, we assure those who share an interest in our Company – notably our clients and Employees – that the Company is committed to the values that serve as our foundation. This will help to ensure the Company’s continued success, growth and viability. The Company requires those who act on its behalf to do so with integrity. Our commitment to this fundamental principle remains central in all that we do.

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